Exhibit 99.2
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY ANNOUNCES STOCK REPURCHASE PROGRAM;
BOARD AUTHORIZES $300 MILLION OVER THREE YEARS

New York, N.Y., March 21, 2014 - Tiffany & Co. (NYSE: TIF) announced today that its Board of Directors has approved a new stock repurchase program. The previous program expired at the end of January 2014.

Effective immediately, this new program authorizes the repurchase of up to $300 million of Tiffany’s Common Stock through open market transactions. Purchases are discretionary and will be made from time to time based on market conditions and the Company’s liquidity needs. The program will expire on March 31, 2017.

Michael J. Kowalski, chairman and chief executive officer, said, “Based on Tiffany’s financial performance and our favorable long-term outlook for earnings and cash flow, we believe that share repurchases are an appropriate way to return a portion of excess capital to stockholders, as well as to mitigate the dilutive effect on earnings per share from stock-based compensation.”

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan and Europe, as well as in the United Arab Emirates and Russia. It also engages in direct selling through Internet, catalog and business gift operations. For more information, please visit www.tiffany.com or call the shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.
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